CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Comparison of Other Service Providers" in the Prospectus/Proxy Statement of Global Real Estate Investments Fund relating to the reorganization of the Global Real Estate Investments Fund into the James Alpha Global Real Estate Investments Portfolio, a new series of The Saratoga Advantage Trust, and to the incorporation by reference of our report dated March 1, 2011, with respect to the financial statements and financial highlights of the Global Real Estate Investments Fund in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

June 27, 2011